UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2018

MGM RESORTS INTERNATIONAL

(Exact name of registrant as specified in its charter)

DELAWARE	001-10362	88-0215232
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada		89109
(Address of principal executive offices)		(Zip code)

(702) 693-7120

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 §CRF 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02	Unregistered Sales of Equity Securities.

On May 28, 2018, MGM Resorts International (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Yonkers Racing Corporation, a New York corporation (“YRC”), Brian Boru of Westchester, Inc., a New York corporation (“Boru”), Westchester Mercantile Market, Inc., a New York corporation (“Mercantile”), Boru Merger Sub, LLC, a New York limited liability company and a wholly-owned subsidiary of the Company, Mercantile Merger Sub, LLC, a New York limited liability company and a wholly-owned subsidiary of the Company, and Shareholder Representative Services LLC, a Colorado limited liability company, pursuant to which, among other things, the Company agreed to acquire each of YRC, Boru and Mercantile (which collectively own the real property and operations associated with the Empire City Casino) pursuant to three separate mergers (collectively, the “Mergers) for approximately $850 million, subject to customary post-closing working capital and other adjustments, and inclusive of the refinancing of Empire City’s outstanding debt, which is expected to be approximately $245 million at the time of closing. In connection with the Mergers, the Company has agreed to provide approximately $260 million of the consideration in the form of the Company’s common stock, based on a volume weighted average price of a share of the Company’s common stock for a ten-trading-day period prior to the closing date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2018

MGM Resorts International

By:	/s/ Andrew Hagopian III
	Name:	Andrew Hagopian III
	Title:	Chief Corporate Counsel and Assistant Secretary